UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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Remarks by David Scobey
President, Retail Markets
Welcome to the March edition of Retail Markets Reeltime. By now you have heard the recent announcement about combining AT&T and BellSouth and I am certain you have a lot of questions. I’d like to share with you information Mr. Ackerman gave in a recent BTN that you may not have had the opportunity to hear first hand. I wanted to make sure I had a chance to begin to address what it means for YOU.
We are setting in motion a new era in communications, and while one era may be coming to a close, I’m excited about the new one that’s about to begin. I look forward to the future that is being created with this historic decision.
The combination of AT&T and BellSouth is the right combination for BellSouth. Through this merger we will take everything we’ve built over the last 20 years. The value of our brand, the quality of our network and the spirit of our service and we will move into a new era of bigger, better, faster communications. This deal is about creating the future for our industry. It’s about offering customers a real alternative for the cable industry, and it’s about taking our partnership to new heights. AT&T and BellSouth will set the standard for communications in the 21st century.
Now, why is this deal good for BellSouth? Because it’s good for our customers, it’s good for our shareholders and it’s good for our employees, and let me take those one at a time.
First, the merger is good for customers. It speeds up competition, innovation and choices for customers. The combination creates a more effective and efficient provider in the wireless, broadband, video and data markets. The merged company will have greater resources to help serve customers and consumers and large business customers, and our combined capability will speed up the introduction of new converged services, improve the network providing more efficiencies, and will free up investment in IT technology.
Second, the merger is good for our investors. The agreement delivers a meaningful premium over our stock price, a significant increase in dividends and the opportunity to participate in future growth. This merger makes financial sense for our shareholders, including many of you. It involves a natural combination of complementary assets, a meaningful premium, 18 percent above the closing price on the business day prior to the announcement, significant ongoing ownership by doing an all stock deal instead of a cash component; our shareholders will own 38 percent of this new entity. And it has significant opportunity going forward, in that we will be sharing or enjoying some of the significant value upsides that will be present in this new venture.
Thirdly, it’s good for our employees. The vast majority of positions will be unaffected by this merger, and your skills, values and professionalism will matter more than ever as we build this new future. It gives you an opportunity to work for one of the largest and most respected companies in the world.
So what does all of this mean for you? Again, the vast majority of BellSouth positions will not be affected, but you may have heard information on CNN where they were talking about 10,000 jobs. Now, I just want to put that into perspective for you so that you understand what we are talking about. It has been disclosed that it is anticipated there will be 10,000 jobs that will be eliminated over the next three years. The part that didn’t come through on CNN is that those 10,000 jobs were spread across all three companies, and the three companies being BellSouth, AT&T and Cingular.
So when you think about the fact that it’s across three years, it’s across an entire body, I think it helps to put it into perspective. Numbers like that really are not helpful unless you really know what’s going to happen to you, and I understand that. What I want you to know is we don’t have all of the answers right now. Again, it’s probably going to take a year for this particular business transaction to close, and so it’s going to be a while before we all know the answers to all the questions. So what I want to share with you is that I understand the angst that’s around this issue, and that will we will be communicating with you and sharing information as we get it so that you know what you need to know.
I’ve just given you a snapshot of what is big news, a lot of information and I want to stress that many of the events that we’re talking about will not happen until we close. And we’re still 10 to 12 months away from that point in time. We have to first get through an extensive regulatory approval process, and there will be other approvals that have to be done by shareholders and even a few international bodies. So everyone has a lot of time to think about their current situation to prepare for what comes after the merger, and we are going to try to be as helpful as we possibly can in that process.
Meanwhile, our focus is to keep BellSouth strong. You’ve impressed me for a long time with your professionalism, and time and time again, you’ve answered the call, and so I want to ask you one more time to uphold that standard during this period.
So between now and closing, there are some important issues. No. 1, BellSouth will continue as a stand alone company. BellSouth will continue our employee programs and policies, promotions, bonuses, training, and employees must stay focused on meeting customer needs and our 2006 business objectives. Nothing has changed there. We will continue to offer the same products and services that we do today at the same terms and conditions.
BellSouth’s 2005 bonus payments and CAD increases will proceed as planned. They will proceed as scheduled. Bonuses will be paid on March 15, management salary increases will be effective May 1st, and bonuses for 2006 will be paid as earned in March of 2007.
I am certain you have many more questions and we will answer them through a constant stream of communications through the coming days and months. As we move forward towards this merger, we’ll have a lot more information for you.
I want you to know how much I appreciate everything you are doing for BellSouth and that you will continue to do for BellSouth. The people we serve depend on us today, and they are going to be dependent on us tomorrow morning. I appreciate your focus on the job and all that we have to do, and you can expect to hear additional details over the next few weeks.
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.